Exhibit 3

Bogotá D.C., January 28, 2015

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on December 16, 2011 (Registration Statement No. 333-178546), as amended (the “Registration Statement”), of U.S.$1,500,000,000 aggregate principal amount of the Republic’s 5.000% Global Bonds due 2045 (the “Securities”), I have reviewed the following documents:

(i)        the Registration Statement and the related Prospectus dated January 21, 2015 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 21, 2015 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii)        an executed copy of the Indenture, dated January 28, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon;

(iii)        the global Securities dated January 28, 2015 in the aggregate principal amount of U.S.$1,500,000,000, executed by the Republic;

(iv)        an executed copy of the Authorization Certificate dated January 28, 2015 pursuant to which the terms of the Securities were established;

(v)        all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a)        Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b)        Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c)        Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d)        Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e)        Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f)        Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference);

(g)        Law 1624 of April 29, 2013 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s 2012 Annual Report on Form 18-K and incorporated herein by reference);

(h)        Approval No. 3781 dated November 8, 2013 of the Consejo Nacional de Política Económica y Social (“CONPES”) (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2012 Annual Report on Form 18-K and incorporated herein by reference); and

(i)        External Resolution No. 8 of August 29, 2014 issued by the Board of Directors of the Central Bank of Colombia (a translation of which has been filed as part of Exhibit 3 to Amendment No. 1 to the Republic’s 2013 Annual Report on Form 18-K and incorporated herein by reference); and

(vi)        the following additional actions under which the issuance of the Securities has been authorized:

(a)        Resolution No. 072 of January 20, 2015, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b)        Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on October 22, 2014 (a translation of which is attached as Exhibit B hereto); and

(c)        Approval No. 3818 dated October 2, 2014 of CONPES (a translation of which is attached as Exhibit C hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2013 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours,

/s/ Pablo Cárdenas Rey

PABLO CÁRDENAS REY
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

Ministry of Finance

and Public Credit

Resolution 072

JANUARY 20, 2015

Whereby the Nation is authorized to issue, subscribe and place external public debt securities in the international capital markets, up to the sum of ONE BILLION

NINE HUNDRED AND FIFTY MILLION U.S. DOLLARS (US$1,950,000,000), or its equivalent in other currency; and other provisions are decreed.

THE GENERAL VICE-MINISTER, MINISTRY OF FINANCE AND PUBLIC CREDIT,

IN CHARGE OF THE FUNCTIONS OF THE OFFICE OF THE MINISTER OF FINANCE AND PUBLIC CREDIT

Exercising its statutory powers, particularly the powers conferred by Article 19, Decree 2681, 1993

WHEREAS

Article 3, Decree 2681 of 1993 authorizes State entities to carry out public credit transactions, including, among others: issuance, subscription and placement of public debt securities;

Article 10, Law 533 of 1999, states that public debt securities are documents and securities with a credit content, and a maturity date, issued by State entities;

Article 19, Decree 2681, of 1993, states that the issuance and placement of public debt securities on behalf of the Nation requires an authorization given by a Ministry of Finance and Public Credit Resolution. The authorization may be given once a favorable opinion has been received from the Consejo Nacional de Política Económica y Social – CONPES – and the Comisión Interparlamentaria de Crédito Público, and if it is about foreign public debt securities with a maturity date over 1 year;

Article 24, Law 185 of 1995, states that for all purposes established under Law 80 of 1993, Article 41, Paragraph 2, Sub-paragraph 5, the Comisión Interparlamentaria de Crédito Público shall issue a preliminary opinion to start formalities with regard to any public credit transactions, and a final opinion to execute the transactions. However, the Comisión Interparlamentaria de Crédito Público shall only issue its opinion once with regard to the issuance, subscription and placement of bonds and securities;

Ministry of Finance and Public Credit
Resolution No. 072	JANUARY 20, 2015	Page 2 of 4

(Cont...) Whereby the Nation is authorized to issue, subscribe and place external public debt securities in the international capital markets, up to the sum of ONE BILLION NINE HUNDRED AND FIFTY MILLION U.S. DOLLARS (US$1,950,000,000), or its equivalent in other currencies; and other provisions are decreed.

According to CONPES Document 3781, dated November 8, 2013, the Consejo Nacional de Política Económica y Social - CONPES - issued a favorable opinion for the nation to negotiate external public credit transactions to prefinance and/or finance budget allocations for 2014 and 2015 for up to THREE BILLION US DOLLARS (US$ 3,000,000,000), or its equivalent in other currencies; of which, on October 20, 2014, the Nation had an authorized and non utilized quota of ONE BILLION FOUR HUNDRED MILLION US DOLLARS (US$1,400,000,000), or its equivalent in other currencies;

Based on the favorable opinion proffered by the aforementioned Consejo Nacional de Política Económica y Social - CONPES, by Resolution No. 3727 dated October 20, 2014, the Nation issued foreign public debt securities in international capital markets for the sum of ONE BILLION U.S. DOLLARS (US$1,000,000,000); whereby the Nation has an authorized and non utilized quota of FOUR HUNDRED MILLION US DOLLARS (US$400,000,000), or its equivalent in other currencies;

Under CONPES Document 3818 dated October 2, 2014, the Consejo Nacional de Política Económica y Social - CONPES issued a favorable opinion for the Nation to negotiate transactions related to foreign public credit, to prefinance and/or finance budgetary appropriations for the years 2015 and 2016, for up to THREE BILLION US DOLLARS (US$3,000,000,000), or its equivalent in other currencies;

Based on the favorable opinion mentioned in the previous paragraph, proffered by the Consejo Nacional de Política Económica y Social - CONPES, the Nation has not carried out any foreign public credit transaction in international capital markets;

Based on paragraphs six and eight of the present Resolution, the Nation has an authorized and non utilized quota to carry out foreign public credit transactions for up to THREE BILLION FOUR HUNDRED MILLION US DOLLARS (US$3,400,000,000), or its equivalent in other currencies;

In an October 22, 2014 session, the –Comisión Interparlamentaria de Crédito Público, issued a sole favorable opinion to the Nation - the Ministry of Finance and Public Credit, to carry out Foreign Public Debt transactions for up to TWO BILLION US DOLLARS (US$2,000,000,000), or its equivalent in foreign currency, to prefinance and/or finance budgetary appropriations for the year 2015;

Based on the favorable opinion proffered by the Comisión Interparlamentaria de Crédito Público and mentioned in the preceding paragraph, the Nation has not carried out any foreign public credit transaction in international capital markets;

In accordance with the provisions in Article 16, Paragraph c) and h), Law 31 of 1992, by External Resolution No. 8, dated August 29, 2014, the Board of Directors of Central Bank established the financial terms to

2

Ministry of Finance and Public Credit

Resolution No. 072	JANUARY 20, 2015	Page 3 of 4

(Cont...) Whereby the Nation is authorized to issue, subscribe and place external public debt securities in the international capital markets, up to the sum of ONE BILLION NINE HUNDRED AND FIFTY MILLION U.S. DOLLARS (US$1,950,000,000), or its equivalent in other currencies; and other provisions are decreed.

which the Nation shall be subject in order to place foreign public debt securities, which will fund budgetary appropriations for the year 2015, in international capital markets;

RESOLVES

Article 1. Issuance Authorization. Authorizes the Nation to issue, subscribe, and place foreign public debt securities in international capital markets for a sum of up to ONE BILLION NINE HUNDRED AND FIFTY MILLION US DOLLARS (US$1,950,000,000), or its equivalent in other currencies, intended to prefinance budgetary appropriations for the Fiscal Year 2015;

Article 2. Characteristics, Terms and Conditions. The aforementioned foreign public debt securities shall have the following characteristics, terms and conditions:

Redemption Period:	Over two (2) years, depending on the market to be accessed;

Interest Rate:	Fixed or variable, based on market conditions on the date of placement, subject to the limitations established by the Board of Directors of the Banco de la República.

Other expenses and commissions:	Market standard for this type of transaction.

Article 3. Remaining terms and conditions. The other terms, conditions and characteristics of the issuance authorized in this Resolution shall be established by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

Article 4. Authorization for related transactions. Authorize the Nation to carry out all related transactions described in Article 1 herein.

Article 5. Taxes. In accordance with the provisions in Article 7, Law 488 of 1998, payment of principal, interests, commissions and other payments related to foreign public credit transactions shall be exempt of any national tax, duties, contributions and levies when made to persons who are not resident in this country.

Article 6. Other norms. The Nation - the Ministry of Finance and Public Credit, shall comply with all other applicable standards, in particular External Resolution No. 8 of 2000 by the Board of Directors of the Banco de la República, and other norms that may modify, add or abolish it.

3

Ministry of Finance and Public Credit
Resolution No. 072	JANUARY 20, 2015	Page 4 of 4

(Cont...) Whereby the Nation is authorized to issue, subscribe and place external public debt securities in the international capital markets, up to the sum of ONE BILLION NINE HUNDRED AND FIFTY MILLION U.S. DOLLARS (US$1,950,000,000), or its equivalent in other currencies; and other provisions are decreed.

Article 7. Validity and publication. The present Resolution shall be valid from the date of its publication in the Official Journal. It is understood that the requirement was met through the instruction given by the Director General of Public Credit and National Treasury, Ministry of Finance and Public Credit, as provided under Law 185 of 1995, Article 18.

LET IT BE PUBLISHED, NOTIFIED AND EXECUTED

Bogotá, D.C. on

JANUARY 20, 2015

THE GENERAL VICE-MINISTER, MINISTER OF FINANCE AND PUBLIC CREDIT,

IN CHARGE OF THE FUNCTIONS OF THE OFFICE OF THE MINISTER OF FINANCE AND PUBLIC CREDIT

[Signed]

CAROLINA SOTO LOSADA

APPROVED:     Cristhian Prado / Pablo Cárdenas

PRODUCED:     Juliana López

DEPARTMENT:  Sub-Directorate, External Financing

4

EXHIBIT B

[Coat of Arms] Republic of Colombia	Ministry of Finance and Public Credit

THE UNDERSIGNED TECHNICAL SECRETARY,

COMISION INTERPALAMENTARIA DE CREDITO PUBLICO

ATTESTS:

That on the October 22, 2014 Session, the Comisión Interparlamentaria de Crédito Público issued a sole favorable opinion to the Nation - Ministry of Finance and Public Credit to carry Foreign Public Debt transactions for up to Two Billion US Dollars, or its equivalent in other currencies, to prefinance and/or finance budgetary appropriations for Fiscal Year 2015.

Sincerely,

[Signed]
PABLO CARDENAS REY
Technical Secretary

Bogotá, D.C., on October 22, 2014.

Carrera 8 No. 6 C 39 Bogota D.C. Colombia

Código Postal 111711

Conmutador (57 1) 381 1700

atencioncliente@minhacienda.gov.co

www.minhacienda.gov.co

EXHIBIT C

Conpes DOCUMENT	3818

NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY

REPUBLIC OF COLOMBIA

NATIONAL PLANNING DEPARTMENT

FAVORABLE OPINION TO THE NATION TO OBTAIN AN INDEBTEDNESS QUOTA FOR FOREIGN PUBLIC CREDIT TRANSACTIONS UP TO US$3 BILLION, OR ITS EQUIVALENT IN OTHER CURRENCIES, FOR THE PURPOSE OF PRE-FINANCING AND/OR FINANCING BUDGETARY APPROPRIATIONS FOR YEARS 2015 AND 2016.

DNP: Sector Sub-Directorate, SC, DEE, OAJ

Ministry of Finance and Public Credit

Approved Version

Bogotá, D.C., October 2, 2014

NATIONAL COUNCIL FOR ECONOMIC AND SOCIAL POLICY

CONPES

Juan Manuel Santos Calderón

President of the Republic

Germán Vargas Lleras

Vice-president of the Republic

Néstor Humberto Martínez Neira

Minister for the Presidency

Juan Fernando Cristo Bustos	Maria Ángela Holguín Cuellar
Minister of the Interior	Minister of Foreign Affairs

Mauricio Cárdenas Santamaría	Yesid Reyes Alvarado
Minister of Finance and Public Credit	Minister of Justice and Law

Juan Carlos Pinzón Bueno	Aurelio Iragorri Valencia
Minister of Defense	Minister of Agricultura & Rural Development

Alejandro Gaviria Uribe	Luis Eduardo Garzón
Minister of Health & Social Welfare	Minister of Labor

Tomas González Estrada	Cecilia Álvarez-Correa
Minister of Mines and Energy	Minister of Commerce, Industry & Tourism

Gina Parody	Gabriel Vallejo Lopez
Minister of Education	Minister of Environment & Sustainable Development

Luis Felipe Henao Cardona	Diego Molano Vega
Minister of Housing, City & Territory	Minister of IT & Communications

Natalia Abello Vives	Mariana Garcés Córdoba
Minister of Transportation	Minister of Culture

Simón Gaviria Muñoz

Director General, National Planning Department

Luis Fernando Mejía Alzate

Technical Secretary

Executive Summary

In accordance with the provisions in Paragraph 2, Article 41, Law 80 of 1993, and Articles 18, 191, and 402, of Decree 2681 of 1993, the present document submits to the consideration of the National Council for Economic and Social Policy – CONPES - a favorable Opinion for the Nation to conduct transactions related to foreign public credit, to pre-finance and/or finance budgetary appropriations for years 2015 and 2016, up to the sum of US$3 Billion, or its equivalent in other currencies.

The purpose of the foregoing is to enable the Nation to initiate financing and/or pre-financing for years 2015 or 2016 in a timely and adequate manner, contributing to maintain a strong cash position which will allow it to meet existing commitments on said years. In addition, with the requested authorization the Colombian Government will have flexibility to optimize the use of financing sources and continue maintaining liquid and efficient yield curves.

Classification: K061

Key Words: Foreign Bonds, Financing, Nation, International, Issuance, Debt Service.

[1]	Article 19.- Nation’s Public Debt Securities. The issuance and placement of public debt securities on behalf of the Nation shall require an authorization, given through a Ministry of Finance and Public Credit Resolution, which may be granted once the following is available:
a)	Favorable Opinion by the National Council of Economic and Social Policy – Conpes; and
b)	Opinion by the Public Credit Commission if the securities are foreign debt securities with a maturity of more than one year (Emphasis added.)
[2]	Article 40.- Issuance of Authorizations and Concepts. To issue the relevant opinions and authorizations that correspond to them, the National Council for Economic and Social Policy – CONPES, the National Planning Department and the Ministry of Finance and Public Credit shall take into account, among others, that the relevant transactions comply with Government policy with regard to public credit and to the Macroeconomic Program and Financial Plan approved by the National Council for Economic and Social Policy – CONPES and the Higher Fiscal Policy Council – CONFIS.

The opinions by CONPES and the National Planning Department, when applicable, shall be issued based on a technical, economic and social justification of the project, execution capability, and financial situation of the respective entity, the financing plan from resource sources, and schedule of annual expenditure.

CONTENTS

I.	BACKGROUND	5

II.	JUSTIFICATION	6

III.	OBJECTIVES	16

IV.	RECOMMENDATIONS	16

I.	BACKGROUND

By CONPES Document 3734 of November 23, 2012, the Nation received a favorable opinion to issue foreign bonds of up to US3Billion, or its equivalent in other currency, to pre-finance and/or finance budgetary appropriations for years 2013 and 2014. Under this quota, the Nation issued Global Bonds in Dollars with maturity March 2023 for a sum of US$1 Billion, and an issuance of Global Bonds in Dollars, with maturity 2024, for a sum of US1.6 Billion, whose features are described below.

Issuance of Global Bond 2023

On January 22, 2013, the Nation issued a Global Bond in dollars in the amount of US 1 Billion and maturity in March 2023. The Bond was placed at a 2.718% rate, and a 2.625% coupon. The demand for the Bond was three times the amount issued.

It was a historic transaction for the Nation for the following reasons: the financing rate in dollars and the coupon were the lowest ever reached by the Republic of Colombia in its history in international markets. The differential on the rate over US Treasury (88 basic points) was the lowest in all issuances in history, reflecting the high credibility in the country by investors.

After this transaction, the US$3 Billion quota authorized by the CONPES 3734 document of November 23, 2012, was only affected by US$1 Billion, thus leaving an available quota of US$ 2 Billion.

Issuance of Global Bond 2024

On September 19, 2013, the Nation issue a Global Bond in Dollars, with maturity in February 2024, in the amount of US$ 1.6 Billion, which was placed in the international capital markets at a 4.168% rate, and a 4.000% coupon. It must be noted that the transaction was the second highest transaction carried out by the Nation in one single tranche. It obtained the second dollars financing rate, and the second lowest coupon in history.

From this transaction, US$600 million were destined to financing budgetary appropriations of fiscal year 2013 and US$1 Billion to pre-financing budgetary appropriations for Fiscal Year 2014. Thus, with the issuance of this new Global Bond 2024, the available quota went from US$ 2Billion to US$ 400 million.

By CONPES Document 3781 of November 8, 2013, the Nation received a favorable opinion to issue foreign bonds for US$3 Billion or its equivalent in other currencies, to pre-finance and/or finance budgetary appropriations of years 2014 and 2015. Under this quota, and the US$400 million quota available under CONPES Document 3734, the Nation issued a Global Bond in Dollars, with maturity 2044, in the amount of US$2 Billion, which is described below.

Issuance Global Bond 2044

On January 21, 2014, the Nation issued a Global Bond in dollars with maturity 2044 for an amount of US$2 Billion, at a 5.647% rate. This was the largest transaction in the history of the Republic of Colombia in a single security. The issuance reached a record demand of US$4.2 Billion, with the participation of 229 institutional investors. The 5.625% coupon, the lowest ever achieved by the Republic of Colombia in its history of long terms issuances. With this transaction, by extending the average life of its portfolio the Nation improved the debt profile indicators.

The total amount issued was destined to finance budgetary appropriations of fiscal year 2014. Thus, the whole US$400 million quota under CONPES Document 3734 of 2012, and US$1.6 Billion quota under CONPES Document 3781 dated 2013 were utilized. There remains an available quota of US$1.4 Billion, or its equivalent in other currencies, to pre-finance and/or finance budgetary appropriations of fiscal years 2014 and 2015.

II.	JUSTIFICATION

2015 Financial Plan

The 2015 Financial Plan includes external financing sources for US$5.1 Billion, resources that are destined to meet the commitments due to debt servicing made by the Central Government (interests and amortization), which would be US$4.87 Billion in said year3, as well as cover the National Government’s expenditure in foreign currency, estimated at US$700 million. Of US$5.1 Billion foreign financing, US$3 Billion will be obtained through the issuance of foreign debt bonds.

For this reason, it is necessary to obtain timely authorizations for this type of transactions, in order to be able to have a timely access to the markets and take advantage of any windows, avoiding the periods of high volatility. Equally, it is important to have authorizations that allow enough flexibility in order to use the most favorable source of financing available at a particular moment or, if necessary, to initiate pre-financing for 2015 and 2016 years during 2014 and 2015 respectively.

Graphic 1: 2015 Financial Plan

SOURCES	$B	MFMP 50,561	PURPOSE	$B	MFMP 50,561
Disbursements		44,471	Deficit to be financed		19,398
External	US$5.1 B	9,975	Of which:
Bonds	US$3B	5,868	External Interests	US$2.283 B	4,466
Multilateral/Others	US$2.1 B	4,107	Internal Interests		13,416
Internal		34,497
TES		34,477	FEPC		811
Auctions		23,700
Public Entities		9,100	Losses-Central Bank		566
FEPC & Others		1,677
Others		19	Judgments		300

Accrual Adjustments		384	Amortizations		27,075
			External	US$2.587 B	5,060
Treasury Operations		100	Internal		22,015

Initial Availability		5,605	Final Availability		2,410
Pesos		4,453	Pesos		1,689
Dollars	US$589M	1,152	Dollars	US$ 369 M	721

Source: 2014 Medium Term Fiscal Framework.

Market Context

During 2014, the market trend has been marked by mixed economic results. Although economic growth in the US was weak during the first quarter, the economy has shown a better performance. Registered growth in the first submission for the second quarter reports a 4.0% expansion of the economy and for some indicators, such as inflation rate and unemployment rate for the second quarter of the year, significant improvements were reported. This is a performance that promoted continuity in the progressive reduction of the purchase programs of the Federal Reserve. However, tensions in the Middle East and geopolitical risks have generated a less optimistic perspective regarding emerging markets, giving rise to greater spreads and risk premiums.

[3]	The 2015 Financial Plan includes amortization of foreign debt in the amount of US2.587 Million, while the payment of interests and commissions will be US$2.283 Million, for a total of US$4.870 Million in payment of foreign debt.

We expect that monetary policy decisions in the United States will continue to be very relevant to the fixed rent market, particularly due to a possible materialization of an increase in the Federal Reserve reference rate, which tends to be reflected in the level of interest rates. This is why it is important to have a reaction and anticipation capacity

Macroeconomic evolution in the United States

The United States economy is experiencing a growth rebound as temporary factors dissipate, but given the moderate recovery in investments, the rebound is not expected to fully offset the weak first quarter results in terms of annual growth. The indicators still show a mixed performance. First, the labor market indicators show significant progress, mainly reflected in the unemployment rate, which is 0.3% below the 6.5% target rate set by the Federal Reserve. Initial jobless claims have dropped to levels not seen since October 2007, as shown by Graphics 1 and 2, and finally inflation is at the Federal Open Market Committee’s (FOMC) long-term 2% target level. However, other labor market indicators suggest that there is still room for recovery in the sector, especially when analyzing the figures in the light of a lower rate of participation.

With progress in the labor market, the Federal Open Market Committee (FOMC) reduced its purchasing program in 2014 by 70%, as shown in Graphic 3. In its last meeting on 30 July 2014, thanks to the continuous improvement of labor market indicators and a rebound in economic activity in the second quarter of 2014, the FOMC decided to reduce its purchasing program from August by US$10,000 million, half in the purchase of Treasury securities, and the other half in mortgage securities, adjusting the monthly purchases program to a total US $ 25,000 million (US$ 10,000 million in mortgage securities and US $ 15,000 million in Treasury securities.)

Graphic 1: Unemployment Data – United States

Source: Bloomberg, cutoff August 20, 2014

Graphic 2: Initial Unemployment Claims– United States

Source: Bloomberg, cutoff August 20, 2014

In future, the market expects the purchase program to be completed during the last quarter of 2014, as shown in Graphic 3. Although the Committee has made it clear that decisions on reducing the program do not follow a preset course, market consensus has correctly predicted the last two program reductions. For its part, the Committee has also said that reducing the program not only depends on the movement of economic indicators, but also on the economic outlook of the Committee on the labor market and inflation, including the purchase program’s assessment, effectiveness and cost.

Graphic 3: Analyst Survey of Federal Reserve Purchase Plan

Source: Investor Consensus Median – Bloomberg, cutoff July 28, 2014.

Expectations on US interest rates and monetary policy

Before the mixed evolution of the indicators and the recent increase in geopolitical risk, 10-year benchmark title rates have been trending downward in recent months, reaching their lowest level since June 2013.

Graphic 4: Treasury – 10 Years

Source: Bloomberg, cutoff August 20, 2014.

However, as shown in Graphic 5, analyst forecasts for August are maintained and suggest a return to a 3% level of Treasury rates between the third and fourth quarter, this time motivated by analyst expectations of an increase in the Fed reference.

Graphic 5: Forecast Density – United States Treasury – 10 Years

Source: Bloomberg Survey, cutoff August 12, 2014.

Market expectations with an increase in Federal Reserve reference interest rate show that the first increase could occur between the first and second quarter of 2015. Similarly, the announcements made by Janet Yellen, President of the Federal Reserve, on July 15, 2014 before the US Congress about the reference interest rate surprised the market, by stating that most of the Committee expected the first rate increase to occur in late 2015, and not between late 2015 and early 2016 as had been previously announced.

Graphic 6: Analyst Forecast on United States Intervention Rate

Source: Bloomberg Survey, May 8, 2014 and July 10, 2014

As shown by Graphic 7, since December 2008 the Federal Reserve reference rate has remained at 0.25%. and at the last July 30, 2014 meeting, the Federal Open Market Committee stated that even if employment and inflation are close to consensus levels, conditions in the economy may justify keeping the Federal Reserve interest rate below the levels that the Committee may consider normal in the long term. However, given the recovery in the economy during the second quarter and the reduction in the purchase program, market expectations regarding an increase in the Federal Reserve rate and their potential further increase, may be major volatility factors that would generate rate increases like increases observed in 2013. This could result in higher borrowing costs for emerging markets in 2015.

Graphic 7: Federal Reserve Intervention Rate

Source: Bloomberg, cutoff August 20, 2014

Emerging Markets Dynamic

Economic growth, while still positive, has slowed down in all emerging markets due to diminishing favorable external conditions, the deploying of stimulus policies adopted by advanced economies in response to the recession, and less marked increases in productivity. Domestically, several economies withdrew the fiscal stimulus that had been deployed in response to the crisis, which also contributed to a reduction in growth. In addition, as advanced economies retire their non-conventional monetary policies at their own pace, emerging markets may experience more volatility and higher borrowing costs.

During the first quarter of 2014, following the trend of funds dedicated to emerging markets since June 2013, withdrawal occurred, driven mainly by expectations of changes in monetary policy of the United States. Then, in the second quarter there was a recovery thanks to low volatility and investor appetite for these securities. However, in July and August, although growth and inflation remain a support for emerging market bonds, geopolitical tensions have resulted in a decreased demand for these securities (Graphic 8), mainly in Eastern Europe, which can cause an increase in spreads and risk premiums.

Graphic 8: Flow of Funds, Emerging Markets – Bonds (US Billions)

Source: Barclays, cutoff August 13, 2014

Recent Colombian Performance in International Markets

In its latest report, the IMF states that Colombia maintains a positive image among investors. This is an example for the region, about implementing economic policies that have brought economic growth based on sound tax figures, more employment and low inflation. The IMF also stressed the importance of initiatives by the Colombian Government through a tax reform and the Plan to Enhance Productivity and Employment (PIPE.)

However, due to the growing geopolitical tension between Russia and Ukraine, there have been increases in credit rates and spreads in emerging countries, including Colombia. Significantly, although recent developments in the region do not compromise investor confidence in Colombia’s economic performance, investor concern regarding emerging markets and low growth in the developed world could become channels for transmission of risk, reduce a positive market feeling, and increase volatility.

As shown in Graphic 9, the CDS levels since end of May have shown an increase, mainly caused by events in Russia and Ukraine.

Graphic 9: 5 years CDS – Colombia and Emerging Markets

Source: JPMorgan, cutoff August 20, 2014

Although conditions in international markets have been unfavorable, the behavior of Colombian global bonds has shown a higher performance, compared to other emerging markets, including even better than Peru and Mexico, who have a better rating than Colombia, as can be seen in Graphic 10. In addition, even if the performance of Latin American bonds has been positive among emerging markets, the upward trend that had been noticed since late January came partially to a halt in June and July due to escalating recent geopolitical events. This shows nervousness among investors towards the developing world.

Graphic 10: 10 year Benchmark – Foreign Debt (Base Month: June 13)

Source: Sub-Directorate External Financing, DGCPTN-MHCP, August 20, 2014

Nevertheless, as shown in Graphic 11, rates and spreads in relation to US Treasury benchmark securities, despite a rebound, remain at low levels compared to recorded historic levels, although there has been an increase in the level of spreads in recent weeks.

Graphic 11; Reference Bonds in Dollars, and Differential over Treasury

Source: Sub-Directorate Foreign Financing, DGCPTN-MHCP, August 20, 2014

In that sense, considering market expectations about facing higher future rates and market behavior depending on external factors, as well as recognizing that correlation between flow, volatility and credit spreads is high - which creates variations in the frequency and duration of market access windows according to market ‘feeling’, it is important to be able to take advantage of opportunities to avoid volatility periods associated with the aforementioned factors, minimize risks in implementing operations and, in turn, capture the most favorable financing costs for Colombia.

III.	OBJECTIVES

•	Ensure that Colombia has room to maneuver for pre-financing and/or financing transactions that will maintain a strong cash position for 2015 and 2016 years.

•	Have sufficient flexibility to be able to use the most favorable source of financing, according to market conditions.

•	Have sufficient and timely access to international markets; continue complying with Government strategy to build liquid and efficient yield curves.

IV.	RECOMMENDATIONS

The Ministry of Finance and Public Credit, and the National Planning Department make the following recommendation to the National Council for Economic and Social Policy – CONPES:

1.	Issue a favorable opinion for the Nation to conduct transactions related to foreign public credit, for the purpose of pre-financing and/or financing budgetary appropriations for 2015 and 2016 years, for up to US$3 Billion, or its equivalent in other currencies.

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